EXHIBIT 21
Castle Dental Centers, Inc.
Subsidaries

                                           STATE OR OTHER
                                          JURISDICTION OF          NAME DOING,
NAME                                       INCORPORATION          BUSINESS AS
----                                       -------------          -----------
Castle Dental Centers of Texas, Inc.         Texas         Castle Dental Centers
Castle Dental Centers of Florida, Inc.       Florida       Castle Dental Centers
Castle Dental Centers of Tennesse, Inc.      Tennesse      Castle Dental Centers
Castle Dental Centers of Austin, Inc.        Texas         Castle Dental Centers
Castle Dental Centers of California, Inc.    Delaware      Castle Dental Centers